Exhibit 15.4
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-153058) pertaining to the 2007 Share Incentive Plan of Agria Corporation of our report dated June 28, 2011, on the consolidated financial statements of Agria Corporation, which report appears in the this Annual Report on Form 20-F for the year ended December 31, 2010.

/s/ GHP Horwath, P.C.

GHP Horwath, P.C.
Denver, Colorado June 28, 2011